Sheet1

MuniYield Insured Fund, Inc.
File Number: 811-6540
CIK Number: 883412
For the Period Ending: 04/30/2001

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the six months ended April 30, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/04/2001	$ 3,300	Conn St Health & Edl Fac	5.000%	07/01/2027

Last Updated on 06/26/2001
By Karen Lang